THIS CONVERTIBLE NOTE AND THE SECURITIES ISSUABLE UPON CONVERSION OF THIS CONVERTIBLE NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), BUT HAVE BEEN OFFERED AND SOLD IN RELIANCE UPON REGULATION S UNDER THE ACT AND ARE ONLY OFFERED TO NON U.S. PERSONS PURSUANT TO THAT REGULATION. TRANSFER OF THESE SECURITIES IS PROHIBITED EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S, PURSUANT TO REGISTRATION UNDER THE ACT, OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE ACT. ANY HEDGING TRANSACTIONS INVOLVING THESE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE ACT. THE ISSUER OF THESE SECURITIES WILL NOT REGISTER ANY TRANSFER OF THESE SECURITIES NOT MADE IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S, PURSUANT TO REGISTRATION UNDER THE ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION. THE ISSUER MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

CONVERTIBLE NOTE
OF
ONE HORIZON GROUP, INC.

$250,000	Made as of January 22, 2013

FOR VALUE RECEIVED, One Horizon Group, Inc., a Pennsylvania corporation (the “Company”), hereby promises to pay to the order of ________________________________ (the “Holder”), or his registered assigns, no later than January 21, 2014 (the “Maturity Date”), the principal sum of $250,000 (the “Principal Amount”), together with interest on the unpaid principal balance equal to .21%, computed on the basis of the actual number of days elapsed and a year of 365 days from the date of this Convertible Note, unless the Principal Amount and all interest accrued thereon and all other amounts owed hereunder are converted as provided in Section 6 hereof.

All payments received by the Holder hereunder will be applied first to costs of collection, if any, then to interest and the balance to principal. Principal and interest shall be payable in lawful money of the United States of America.

The following is a statement of the rights of the Holder and the conditions to which this Convertible Note is subject, and to which the Holder hereof, by the acceptance of this Convertible Note, agrees:

1.                  DEFINITIONS. The following definitions shall apply for all purposes of this Convertible Note:

1.1.            “Company” means the “Company” as defined above and includes any corporation which shall succeed to or assume the obligations of the Company under this Convertible Note.

1.2.            “Common Stock” means the shares of common stock of the Company, par value $0.0001 per share.

1.3.            “Conversion Price” means $0.0086 per share of Common Stock.

1.4.            “Conversion Stock” means the Common Stock into which the unpaid Principal Amount and the accrued and unpaid interest due under this Convertible Note convert. The number of shares of Conversion Stock are subject to adjustment as provided herein.

1.5.            “Convertible Note” means this Convertible Note.

1.6.            “Issuance Date” means January 22, 2013.

1.7.            “Holder” means any person who shall at the time be the registered holder of this Convertible Note.

2.                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby represents and warrants to Holder that the statements in the following paragraphs of this Section 2 are all true and complete as of the Issuance Date:

2.1.            Good Standing and Qualification. The Company is validly existing and in good standing under the laws of the Commonwealth of Pennsylvania.

2.2.            Due Authorization. All corporate action on the part of the Company’s directors necessary for the authorization, execution, delivery of, and the performance of all obligations of the Company under the Convertible Note has been taken, and the Convertible Note constitutes valid and legally binding obligations of the Company, enforceable in accordance with its respective terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditor’s rights generally and (ii) the effect of rules of law governing the availability of equitable remedies.

2.3.            Corporate Power. The Company has the power and authority to execute and deliver this Convertible Note to be issued to the Holder hereunder, to issue the Convertible Note and to carry out and perform all its obligations under the Convertible Note.

2.4.            Valid Issuance. The Convertible Note and the Conversion Stock issued upon conversion of the Convertible Note, when issued and delivered in accordance with the terms of this Convertible Note will be duly and validly issued, fully paid and nonassessable.

2.5.            Securities Law Compliance. Based in part on the representations made by the Holder in Section 3 hereof, the issuance of the Convertible Note solely to the Holder in accordance with the terms herein are exempt from the registration and prospectus delivery requirements of the U.S. Securities Act of 1933, as amended (the “1933 Act”).

3.                  REPRESENTATIONS, WARRANTIES AND CERTAIN AGREEMENTS OF HOLDER. Holder hereby represents and warrants to, and agrees with, the Company, that:

2

3.1.            Authorization. This Convertible Note constitutes such Holder’s valid and legally binding obligation, enforceable in accordance with its terms except as may be limited by (i) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and (ii) the effect of rules of law governing the availability of equitable remedies. Holder represents that such Holder has full power, authority and capacity to enter into this Convertible Note.

3.2.            Non-U.S. Person. The Holder is a non-U.S. person (as defined in Regulation S under the 1933 Act, hereinafter “Regulation S”) and is not acquiring the Convertible Note and the Conversion Stock (collectively, the “Securities”) for the account of any U.S. Person.

3.3.            Restrictions on Transactions in Securities.

(a)                The Holder agrees that for a period of six months from the date hereof (the “distribution compliance period”), in the event of an offer or sale of the Securities, the Holder will (i) ensure that the offer or sale is not made to U.S. person; (ii) require the purchaser to certify that it is not a U.S. person and is not acquiring the Securities for the account or benefit of a U.S. person or is a U.S. person who purchased the Securities in a transaction that did not require registration under the 1933 Act; (iii) require that the purchaser agree to resell the Securities only in accordance with Regulation S, pursuant to an effective registration statement under the 1933 Act or pursuant to an exemption from registration and not to engage in hedging transactions unless in compliance with the 1933 Act and (iv) disclose that the Securities have not been registered under the 1933 Act and cannot be sold in the United States or to U.S. persons absent registration under the 1933 Act or an exemption from such registration. In connection with such a sale, the Company will (i) ensure that the Securities bear a legend as set forth in Section 5 of this Convertible Note; (ii) refuse to register any transfer of Securities not made in accordance with Regulation S, pursuant to an effective registration statement under the 1933 Act or pursuant to an exemption from registration; and (iii) send a confirmation to the purchaser stating that the purchaser is subject to the foregoing restrictions on offers and resales.

(b)               The Holder agrees (i) he will not engage in hedging transactions unless in compliance with the 1933 Act and (ii) any resale of Securities will be made only in accordance with the provisions of Section 3.3(a) or 4 hereof.

3.4.            Purchase for Own Account. The Securities are being acquired for investment for Holder’s own account, not as a nominee or agent, and not with a view to the public resale or distribution thereof within the meaning of the 1933 Act, and such Holder has no present intention of selling, granting any participation in, or otherwise distributing the same.

3.5.            Disclosure of Information. Such Holder has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the Securities. Such Holder further has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Securities and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to such Holder or to which such Holder had access. The foregoing, however, does not in any way limit or modify the representations and warranties made by the Company in Section 2.

3

3.6.            Investment Experience. Such Holder understands that the acquisition of the Securities is highly speculative and involves substantial risk. Such Holder has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its own interests and the ability to bear the economic risk of its investment.

3.7.            Restricted Securities. Such Holder understands that the Securities are characterized as “restricted securities” under the 1933 Act and Rule 144 promulgated thereunder inasmuch as they are being acquired from the Company in a transaction not involving a public offering, and that under the 1933 Act and applicable regulations thereunder such securities may be resold without registration under the 1933 Act only in certain limited circumstances. In this connection, such Holder is familiar with Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the 1933 Act. Such Holder understands that the Company is under no obligation to register any of the Securities.

4.                  FURTHER LIMITATIONS ON DISPOSITION. Without in any way limiting the representations set forth above, after the distribution compliance period, the Holder further agrees not to make any disposition of all or any portion of the Securities unless and until:

4.1.            there is then in effect a registration statement under the 1933 Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

4.2.            such Holder shall have notified the Company of the proposed disposition, and shall have furnished the Company with a statement of the circumstances surrounding the proposed disposition, and, at the expense of such Holder or its transferee, with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such Securities under the 1933 Act, whether in accordance with Regulation S or another exemption from registration.

4.3.            The Holder acknowledges that the Company will refuse to register any disposition not made in accordance with the foregoing provisions.

5.                  LEGENDS. Such Holder understands and agrees that the certificates evidencing the Common Stock will bear legends substantially similar to those set forth below:

The securities evidenced by this certificate and any underlying common shares have not been registered under the U.S. Securities Act of 1933 ("Act") but have been offered and sold in reliance upon Regulation S under the Act AND ARE ONLY OFFERED TO NON U.S. PERSONS PURSUANT TO THAT REGULATION. Transfer of these securities is prohibited except in accordance with the provisions of Regulation S, pursuant to registration under the Act, or pursuant to an exemption from registration under the Act. Any hedging transactions involving these securities may not be conducted unless in compliance with the Act. THE ISSUER OF THESE SECURITIES WILL NOT REGISTER ANY TRANSFER OF THESE SECURITIES NOT MADE IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S, PURSUANT TO REGISTRATION UNDER THE ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION. THE ISSUER MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

4

6.                  CONVERSION.

6.1.            Optional Conversion. At the sole discretion of the Company, this Convertible Note may be converted, in whole but not in part, into shares of Common Stock equal to (a) the then outstanding principal and accrued interest under this Convertible Note divided by (b) the Conversion Price.

6.2.            Termination of Rights. All rights with respect to this Convertible Note shall terminate upon the issuance of shares of the Conversion Stock upon full conversion of this Convertible Note, whether or not this Convertible Note has been surrendered. Notwithstanding the foregoing, Holder agrees to surrender this Convertible Note to the Company for cancellation as soon as is possible following conversion of this Convertible Note. The Holder shall not be entitled to receive the stock certificate representing the Conversion Stock to be issued upon conversion of this Convertible Note until the original of this Convertible Note is surrendered to the Company and the agreements referenced in this Section 6 have been executed and delivered to the Company.

6.3.            Issuance of Conversion Stock. As soon as practicable after conversion of this Convertible Note, the Company at its expense will cause to be issued in the name of and delivered to the Holder, a certificate or certificates for the Common Stock to which the Holder shall be entitled upon such conversion (bearing such legends as may be required by applicable state and federal securities laws in the opinion of legal counsel of the Company, by the Company’s Certificate of Incorporation, or by any agreement between the Company and the Holder), together with any other securities and property to which the Holder is entitled upon such conversion under the terms of this Convertible Note. Such conversion shall be deemed to have been made, if made under Sections 6.1 above, immediately prior to the close of business on the date that this Convertible Note shall have been surrendered for conversion, following delivery by the Company to the Holder of written notice of election to convert. No fractional shares will be issued upon conversion of this Convertible Note. If upon any conversion of this Convertible Note (and all other Convertible Notes held by the same Holder, after aggregating all such conversions), a fraction of a share of Common Stock would otherwise result, then in lieu of such fractional share of Common Stock the Company will pay the cash value of that fractional share, calculated on the basis of the applicable Conversion Price.

6.4.            DEFAULT; ACCELERATION OF OBLIGATION. The Company will be deemed to be in default under this Convertible Note and the outstanding unpaid principal balance of this Convertible Note, together with all interest accrued thereon, will immediately become due and payable in full, without the need for any further action on the part of Holder, upon the occurrence of any of the following events (each an “Event of Default”): (a) failure to make payment of principal and interest when due under this Convertible Note and such failure continues for a period of five (5) days after written notice to the Company; (b) upon the filing by or against the Company of any voluntary or involuntary petition in bankruptcy or any petition for relief under the federal bankruptcy code or any other state or federal law for the relief of debtors; provided, however, with respect to an involuntary petition in bankruptcy, such petition has not been dismissed within ninety (90) days after the filing of such petition; (c) upon the execution by the Company of an assignment for the benefit of creditors or the appointment of a receiver, custodian, trustee or similar party to take possession of the Company’s assets or property; or (d) any breach of a material representation or warranty under section 2 of this Convertible Note that cannot be cured in ten (10) business days from the date the Company receives notice of such breach.

5

7.                  REMEDIES ON DEFAULT; ACCELERATION. Upon any Event of Default, the Holder will have, in addition to its rights and remedies under this Convertible Note, full recourse against any real, personal, tangible or intangible assets of the Company, and may pursue any legal or equitable remedies that are available to Holder, and may declare the entire unpaid principal amount of this Convertible Note and all unpaid accrued interest under this Convertible Note to be immediately due and payable in full.

9. ADJUSTMENT PROVISIONS. The number and character of shares of Conversion Stock issuable upon conversion of this Convertible Note (or any shares of stock or other securities or property at the time receivable or issuable upon conversion of this Convertible Note) and the Conversion Price therefor are subject to adjustment upon occurrence of the following events between the date this Convertible Note is issued and the date it is converted:

9.1 Adjustment for Stock Splits, Stock Dividends, Recapitalizations, etc. If the conversion is made under Section 6.1 above, the Conversion Price of this Convertible Note and the number of shares of Conversion Stock issuable upon conversion of this Convertible Note (or any shares of stock or other securities at the time issuable upon conversion of this Convertible Note) shall each be proportionally adjusted to reflect any stock dividend, stock split, reverse stock split, reclassification, recapitalization or other similar event affecting the number of outstanding shares of Common Stock (or such other stock or securities).

9.2 Adjustment for Other Dividends and Distributions. In case the Company shall make or issue, or shall fix a record date for the determination of eligible holders entitled to receive, a dividend or other distribution payable with respect to the Common Stock that is payable in (a) securities of the Company (other than issuances with respect to which adjustment is made under Section 9), or (b) assets (other than cash dividends paid or payable solely out of retained earnings), then, and in each such case, the Holder, upon conversion of this Convertible Note at any time after the consummation, effective date or record date of such event, shall receive, in addition to the shares of Conversion Stock issuable upon such exercise prior to such date, the securities or such other assets of the Company to which the Holder would have been entitled upon such date if the Holder had converted this Convertible Note immediately prior thereto (all subject to further adjustment as provided in this Convertible Note).

6

9.3 Adjustment for Reorganization, Consolidation, Merger. In case of any reorganization of the Company (or of any other entity the securities of which are at the time receivable on the conversion of this Convertible Note), after the date this Convertible Note, or in case, after such date, the Company (or any such corporation) shall consolidate with or merge into another corporation or convey all or substantially all of its assets to another corporation and then distribute the proceeds to its interest holders, then, and in each such case, the Holder, upon the conversion of this Convertible Note (as provided in Section 6) at any time after the consummation of such reorganization, consolidation, merger or conveyance, shall be entitled to receive, in lieu of the Conversion Stock or other securities and property receivable upon the conversion of this Convertible Note prior to such consummation, the stock or other securities or property to which the Holder would have been entitled upon the consummation of such reorganization, consolidation, merger or conveyance if the Convertible Note had been converted immediately prior thereto, all subject to further adjustment as provided in this Convertible Note, and the successor or purchasing corporation in such reorganization, consolidation, merger or conveyance (if other than the Company) shall duly execute and deliver to the Holder a supplement hereto acknowledging such corporation’s obligations under this Convertible Note; and in each such case, the terms of the Convertible Note shall be applicable to the Common Stock or other securities or property receivable upon the conversion of this Convertible Note after the consummation of such reorganization, consolidation, merger or conveyance.

10. NOTICE OF ADJUSTMENTS. The Company shall promptly give written notice of each adjustment or readjustment of the Conversion Price or the number of shares of Common Stock or other securities issuable upon conversion of this Convertible Note. The notice shall describe the adjustment or readjustment and show in reasonable detail the facts on which the adjustment or readjustment is based.

11. NO CHANGE NECESSARY. The form of this Convertible Note need not be changed because of any adjustment in the Conversion Price or in the number of shares of Common Stock issuable upon its conversion.

12. NO RIGHTS OR LIABILITIES AS STOCKHOLDER. This Convertible Note does not by itself entitle the Holder to any voting rights or other rights as a stockholder of the Company. In the absence of conversion of this Convertible Note, no provisions of this Convertible Note, and no enumeration herein of the rights or privileges of the Holder, shall cause the Holder to be a stockholder of the Company for any purpose.

13. NO IMPAIRMENT. The Company will not, by amendment of its Certificate of Incorporation, or through reorganization, consolidation, merger, dissolution, issue or sale of securities, sale of assets or any other voluntary action, willfully avoid or seek to avoid the observance or performance of any of the terms of this Convertible Note, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder under this Convertible Note against wrongful impairment. Without limiting the generality of the foregoing, the Company will take all such action as may be necessary or appropriate in order that the Company may duly and validly issue fully paid and nonassessable shares of Common Stock upon the conversion of this Convertible Note.

7

14. PREPAYMENT. The Company may at any time, without penalty, upon at least twenty (20) days’ advance written notice to the Holder, prepay in whole or in part the unpaid balance of this Convertible Note. All payments will first be applied to the repayment of accrued fees and expenses, then to accrued interest until all then outstanding accrued interest has been paid, and then shall be applied to the repayment of principal.

15. WAIVERS. The Company and all endorsers of this Convertible Note hereby waive notice, presentment, protest and notice of dishonor.

16. ATTORNEYS’ FEES. In the event any party is required to engage the services of any attorneys for the purpose of enforcing this Convertible Note, or any provision thereof, the prevailing party shall be entitled to recover its reasonable expenses and costs in enforcing this Convertible Note, including attorneys’ fees.

17. TRANSFER. Neither this Convertible Note nor any rights hereunder may be assigned, conveyed or transferred, in whole or in part, without the Company’s prior written consent, which the Company may withhold in its sole discretion. The rights and obligations of the Company and the Holder under this Convertible Note shall be binding upon and benefit their respective permitted successors, assigns, heirs, administrators and transferees.

18. GOVERNING LAW; JURISDICTION; VENUE. This Convertible Note shall be governed by and construed under the internal laws of the State of New York, without reference to principles of conflict of laws or choice of laws. The parties hereto irrevocably (a) submit to the jurisdiction of any state or federal court of competent jurisdiction sitting in the State of New York, Counties of New York, Nassau or Suffolk, in any action or proceeding arising out of or relating to this Agreement, (b) agree that all claims with respect to such action or proceeding shall be heard and determined in such a New York state or federal court, and (c) waive, to the fullest extent possible, the defense of an inconvenient forum. The parties hereby consent to and grant any such court jurisdiction over the persons of such parties and over the subject matter of any such dispute and agree that delivery or mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 20 hereof or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

19. HEADINGS. The headings and captions used in this Convertible Note are used only for convenience and are not to be considered in construing or interpreting this Convertible Note. All references in this Convertible Note to sections and exhibits shall, unless otherwise provided, refer to sections hereof and exhibits attached hereto, all of which exhibits are incorporated herein by this reference.

20. NOTICES. Unless otherwise provided, any notice required or permitted under this Convertible Note shall be given in writing and shall be deemed effectively given (i) at the time of personal delivery, if delivery is in person; (ii) one (1) business day after deposit with an express overnight courier for United States deliveries, or two (2) business days after such deposit for deliveries outside of the United States, with proof of delivery from the courier requested; or (iii) three (3) business days after deposit in the United States mail by certified mail (return receipt requested) for United States deliveries when addressed to the party to be notified at the address indicated for such party or, in the case of the Company, at _______________________-, or at such other address as any party or the Company may designate by giving ten (10) days’ advance written notice to all other parties, and if to the Holder _________________________________.

8

21. AMENDMENTS AND WAIVERS. Any term of this Convertible Note may be amended, and the observance of any term of this Convertible Note may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the Holder. Any amendment or waiver effected in accordance with this Section shall be binding upon the Holder, each future holder of such securities, and the Company.

22. SEVERABILITY. If one or more provisions of this Convertible Note are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Convertible Note and the balance of the Convertible Note shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

[Signature Page Next]

9

IN WITNESS WHEREOF, the Company has caused this Convertible Note to be signed in its name as of the date first above written.

ONE HORIZON GROUP, INC.

By:

AGREED AND ACKNOWLEDGED:

10